UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2013

__________________

THE DIGITAL DEVELOPMENT GROUP CORP.

 (Exact name of registrant as specified in its charter)

NEVADA	000-53611	98-0515726
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6630 West Sunset Blvd.

Los Angeles, CA 90028

(Address of principal executive offices)

(800) 783-3128

 (Registrant’s telephone number)

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2013, The Digital Development Group Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Charlie Sheen, pursuant to which he has agreed to work with the Company to develop and promote his own channel and original content, and to promote and endorse the Company and its channels through various media.  Under the terms of the Agreement, Mr. Sheen’s involvement with the Company is to include his creation of original content; his promotion and endorsement of the Company’s channels and the creation and promotion of the Charlie Sheen Channel; his personal appearances; the use of Mr. Sheen’s name, voice and likeness for promotional purposes; and the promotion of the Company and its channels across social media, including postings on Facebook and Twitter. The Agreement has a term of twelve months, unless extended as provided in the Agreement.

In consideration for his services, the Company has agreed to pay Charlie Sheen a material fee payable in installments. In addition, the Company has agreed to pay Mr. Sheen a percentage of Company gross revenues generated by the distribution and sale of original programming featuring Mr. Sheen and his affiliates, including gross revenues from the Charlie Sheen Channel and other pay per view events and episodes.  In consideration of Mr. Sheen’s obligations, the Company has also agreed to issue to Mr. Sheen warrants to purchase up to seven million shares of the Company’s common stock as follows: warrants to purchase one million shares of the Company’s common stock vested upon the date of the Agreement, and warrants to purchase the remaining six million shares of the Company’s common stock shall vest in equal installments of one million shares every six months after the date of the Agreement, each exercisable at an exercise price of ten cents per share.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 provides a summary of the material terms of the Agreement and the warrants and is incorporated herein by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE DIGITAL DEVELOPMENT GROUP CORP.
/s/ Martin W. Greenwald
Dated: April 1, 2013	By:	Martin W. Greenwald Chief Executive Officer